Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG FINANCIAL RESULTS
IN FOURTH QUARTER AND FULL YEAR 2005

-- 2006 earnings per share expected to grow to $2.75 to $2.85, after $0.20 per share estimated cost of SFAS 123R --

LYNDHURST, N.J., JANUARY 26, 2006—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2005, net income increased to $130 million, or $0.64 per diluted share, compared to $126 million, or $0.60 per share in 2004. Included in the results were pretax charges of $16 million, or $0.06 per share, related to a product hold at the company’s test kit manufacturing subsidiary, NID.

Fourth quarter revenues grew 11.8% over the prior year level to $1.4 billion. The acquisition of LabOne, which was completed on November 1, 2005, increased consolidated revenues by approximately 7%. The performance at NID reduced consolidated revenue growth by approximately 1%. Clinical testing revenues grew 8.7%, with LabOne contributing approximately 3%. Clinical testing volume, measured by the number of requisitions, increased 5.8% and revenue per requisition increased 2.8%.

Fourth quarter operating income was $234 million, or 16.3% of revenues, compared to $221 million, or 17.2% of revenues, in 2004. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 2% due to the performance at NID, and approximately 0.5% due to the inclusion of LabOne.

Bad debt expense improved to 3.9% of revenues, compared to 4.2% a year ago. Days sales outstanding were 46 days. Cash from operations was $303 million, compared to $264 million a year ago. During the quarter the company repurchased 4.0 million common shares for $200 million. Capital expenditures were $46 million.

“Our clinical testing business delivered another quarter of strong performance. During the quarter, we completed the acquisition of LabOne, which further solidifies our industry leadership,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We are disappointed with the performance at our test kit manufacturing subsidiary, NID, and are actively working to address the issues. As we look to 2006, we expect another strong year of performance at Quest Diagnostics.”

Full Year Performance
For the full year 2005, net income increased to $546 million, and earnings per diluted share increased 13% to $2.66. Revenues for the full year increased 7.4% to $5.5 billion. Operating income was $968 million, or 17.6% of revenues, compared to $891 million, or 17.4% of revenues in 2004. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1% due to the performance at NID. Cash from operations increased to $852 million, compared to $799 million in 2004. During 2005, the company repurchased 7.8 million common shares for $390 million, paid dividends totaling $70 million, and made capital expenditures of $224 million.

Outlook for 2006
The company expects 2006 diluted earnings per common share to be between $2.75 and $2.85 after the estimated $0.20 per share cost of adopting SFAS 123R. Revenues are expected to grow 12.5% to 13.5%, with approximately 8% from LabOne. The company also expects operating income as a percentage of revenues to approximate 17%, reflecting an estimated 1% reduction due to the adoption of SFAS 123R. Cash from operations is expected to approximate $800 million, after the impact of adopting SFAS 123R, and capital expenditures are expected to range from $225 million to $245 million. These estimates are before any potential charges related to integration or restructuring activities.

Quest Diagnostics will hold its fourth quarter conference call on January 26 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10:30 A.M. on January 26 through 11 P.M. on February 24 to investors in the U.S. by dialing 800-224-1285. Investors outside the U.S. may dial 402-220-3691. No password is required for either number.

About Quest Diagnostics
Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release, which are not historical facts or information, may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated SEC filings, including its latest Form 10-K.

– Tables follow –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2005 and 2004
(in millions, except per share and percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

	(unaudited)	(unaudited)	(unaudited)

Net revenues	$1,434.9	$1,283.3	$5,503.7	$5,126.6

Operating costs and expenses:
Cost of services	871.5	757.4	3,257.3	2,990.7
Selling, general and administrative	320.4	304.6	1,257.8	1,227.8
Amortization of intangible assets	2.0	0.9	4.7	6.7
Other operating expense (income), net	7.2	(0.2)	15.8	10.2

Total operating costs and expenses	1,201.1	1,062.7	4,535.6	4,235.4

Operating income	233.8	220.6	968.1	891.2

Other income (expense):
Interest expense, net	(20.2)	(13.3)	(57.5)	(57.9)
Minority share of income	(4.6)	(5.0)	(19.5)	(19.4)
Equity earnings in unconsolidated joint ventures	6.7	5.5	26.2	21.0
Other (expense) income, net	(0.7)	0.2	(6.9)	0.2

Total non-operating expenses, net	(18.8)	(12.6)	(57.7)	(56.1)

Income before taxes	215.0	208.0	910.4	835.1
Income tax expense	84.6	81.9	364.1	335.9

Net income	$130.4	$126.1	$546.3	$499.2

Earnings per common share:
Basic	$0.65	$0.63	$2.71	$2.45
Diluted	$0.64	$0.60	$2.66	$2.35

Weighted average common shares outstanding:
Basic	200.3	200.9	201.8	203.9
Diluted	203.5	210.6	205.5	214.1

Operating income as a percentage of net revenues	16.3%	17.2%	17.6%	17.4%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets
December 31, 2005 and 2004
(in millions, except per share data)

	December 31, 2005	December 31, 2004

	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$92.1	$73.3
Accounts receivable, net	732.9	649.3
Inventories	77.9	75.3
Deferred income taxes	107.4	83.0
Prepaid expenses and other current assets	59.2	50.2

Total current assets	1,069.5	931.1
Property, plant and equipment, net	753.7	619.5
Goodwill, net	3,197.2	2,506.9
Intangible assets, net	147.4	11.5
Deferred income taxes	—	29.4
Other assets	138.3	105.4

Total assets	$5,306.1	$4,203.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$764.5	$669.0
Short-term borrowings and current portion of long-term debt	336.8	374.8

Total current liabilities	1,101.3	1,043.8
Long-term debt	1,255.4	724.0
Other liabilities	186.4	147.3
Stockholders’ equity:
Common stock, par value $0.01 per share; 300 shares authorized; 213.6 shares issued at both December 31, 2005 and 2004	2.1	1.1
Additional paid-in capital	2,175.5	2,195.3
Retained earnings	1,292.5	818.7
Unearned compensation	(3.3)	—
Accumulated other comprehensive (loss) income	(6.2)	3.9
Treasury stock, at cost; 15.2 and 17.3 shares at December 31, 2005 and 2004, respectively	(697.6)	(730.3)

Total stockholders’ equity	2,763.0	2,288.7

Total liabilities and stockholders’ equity	$5,306.1	$4,203.8

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2005 and 2004
(in millions)

	Twelve Months Ended December 31,

	2005	2004

	(unaudited)

Cash flows from operating activities:
Net income	$546.3	$499.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176.1	168.7
Provision for doubtful accounts	233.6	226.3
Deferred income tax (benefit) provision	0.7	52.5
Minority share of income	19.5	19.4
Stock compensation expense	2.0	1.4
Tax benefits associated with stock-based compensation plans	33.8	71.3
Other, net	21.7	4.7
Changes in operating assets and liabilities:
Accounts receivable	(238.4)	(266.4)
Accounts payable and accrued expenses	36.0	22.3
Integration, settlement and other special charges	(5.4)	(18.3)
Income taxes payable	15.4	1.1
Other assets and liabilities, net	10.3	16.5

Net cash provided by operating activities	851.6	798.7

Cash flows from investing activities:
Capital expenditures	(224.3)	(176.1)
Business acquisition, net of cash acquired	(806.3)	—
Transaction costs	(7.9)	—
Proceeds from disposition of assets	0.1	7.6
Increase in investments and other assets	(41.4)	(5.2)

Net cash used in investing activities	(1,079.8)	(173.7)

Cash flows from financing activities:
Proceeds from borrowings	1,100.2	304.9
Repayments of debt	(497.3)	(306.0)
Increase in book overdrafts	33.4	—
Purchases of treasury stock	(390.2)	(734.5)
Exercise of stock options	98.3	109.1
Dividends paid	(69.7)	(61.4)
Distributions to minority partners	(21.4)	(16.7)
Financing costs paid	(6.3)	(2.1)

Net cash provided by (used in) financing activities	247.0	(706.7)

Net change in cash and cash equivalents	18.8	(81.7)

Cash and cash equivalents, beginning of period	73.3	155.0

Cash and cash equivalents, end of period	$92.1	$73.3

Cash paid during the period for:
Interest	$50.0	$51.8
Income taxes	$314.5	$209.2

Notes to Financial Tables

1)

On June 20, 2005, the Company effected a two-for-one stock split through the issuance of a stock dividend of one new share of common stock for each share of common stock held by stockholders of record on June 6, 2005. References to the number of common shares and per common share amounts in the accompanying consolidated balance sheets and consolidated statements of operations, including earnings per common share calculations and related disclosures, have been restated to give retroactive effect to the stock split for all periods presented.

2)	The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

	(in millions, except per share data)

Net income available to common stockholders – basic	$130.4	$126.1	$546.3	$499.2
Add: Interest expense associated with contingent convertible debentures, net of related tax effects	—	0.8	0.1	3.3

Income available to common stockholders – diluted	$130.4	$126.9	$546.4	$502.5

Weighted average common shares outstanding – basic	200.3	200.9	201.8	203.9

Effect of dilutive securities:
Stock options and restricted common shares granted under the Company’s Employee Equity Participation Program	3.2	4.0	3.5	4.5
Contingent convertible debentures	—	5.7	0.2	5.7

Weighted average common shares outstanding – diluted	203.5	210.6	205.5	214.1

Basic earnings per common share	$0.65	$0.63	$2.71	$2.45

Diluted earnings per common share	$0.64	$0.60	$2.66	$2.35

3)

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and has chosen to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“SFAS 148”). The following table presents net income and earnings per share, had the Company elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148:

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

	(in millions, except per share data)

Net income
Net income, as reported	$130.4	$126.1	$546.3	$499.2
Add: Stock-based compensation under APB 25	0.6	0.2	2.0	1.4
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(5.2)	(11.6)	(32.6)	(45.1)

Pro forma net income	$125.8	$114.7	$515.7	$455.5

Earnings per common share
Basic – as reported	$0.65	$0.63	$2.71	$2.45

Basic – pro forma	$0.63	$0.57	$2.56	$2.23

Diluted – as reported	$0.64	$0.60	$2.66	$2.35

Diluted – pro forma	$0.61	$0.55	$2.50	$2.13

The fair value of each stock option award granted prior to January 1, 2005 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each stock option award granted subsequent to January 1, 2005 was estimated on the date of grant using a lattice-based option valuation model. Management believes a lattice-based option valuation model provides a more accurate measure of fair value. The expected volatility in connection with the Black-Scholes option-pricing model was based on the historical volatility of the Company’s stock, while the expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The weighted average assumptions used in valuing options granted in the periods presented are noted in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

Dividend yield	0.7%	0.6%	0.7%	0.7%
Risk-free interest rate	4.3%	3.5%	4.0%	3.1%
Expected volatility	21.8%	46.0%	23.0%	47.2%
Expected holding period, in years	6	5	6	5

4)

During the fourth quarter of 2005, our test kit manufacturing subsidiary, NID, instituted its second voluntary product hold within the last six months, due to quality issues. The hold remains in effect while we work to address the issues and return product to market. This latest product hold has caused us to reevaluate the financial outlook for NID. As a result of this analysis, the Company recorded a pre-tax charge of $16 million ($0.06 per diluted share) to write off certain of NID’s assets. The charge includes the write-off of $7.5 million of goodwill, which is included in other operating expense (income), net, and $8.5 million, principally related to products and equipment inventory, which is included in cost of services. This charge, coupled with NID’s performance reduced pre-tax earnings for the quarter compared to the prior year by $29 million or $0.10 per diluted share. For the full year, NID reduced pre-tax earnings compared to the prior year by approximately $50 million or $0.16 per diluted share.

We are currently evaluating our strategic options for NID and expect to finalize our plans for NID prior to the end of the second quarter of 2006.

5)

Other operating expense, (income) net represents miscellaneous income and expense items related to operating activities, including gains and losses associated with the disposal of operating assets. In addition to the amounts related to NID discussed in Note 4 above, for the twelve months ended December 31, 2005, other operating expense (income), net includes a $6.2 million charge primarily related to forgiving amounts owed by patients and physicians, and related property damage as a result of hurricanes in the Gulf Coast. For the twelve months ended December 31, 2004, other operating expense (income), net includes a $10.3 million charge associated with the acceleration of certain pension obligations in connection with the succession of the Company’s prior CEO.

6)

Interest expense, net for the twelve months ended December 31, 2004, includes a $2.9 million charge representing the write-off of deferred financing costs associated with the second quarter 2004 refinancing of the Company’s bank debt and credit facility.

7)

Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the twelve months ended December 31, 2005, other (expense) income, net includes a $7.1 million charge associated with the write-down of an investment.

8)

For the three months ended December 31, 2005, the Company repurchased 4.0 million shares of its common stock at an average price of $49.47 per share for $199.7 million. For the twelve months ended December 31, 2005, the Company repurchased 7.8 million shares of its common stock at an average price of $49.98 per share for $390.2 million. For the three and twelve months ended December 31, 2005, the Company reissued 0.7 million and 4.3 million shares for employee benefit plans, respectively. For the twelve months ended December 31, 2005, the Company has reissued 5.6 million shares in connection with the conversion of its contingent convertible debentures. Since the inception of the share repurchase program in May 2003, the Company has repurchased 32.4 million shares of its common stock at an average price of $42.61 for $1.4 billion. At December 31, 2005, $122 million of the share repurchase authorizations remained available. In January 2006, the Board of Directors expanded the share repurchase authorization by an additional $600 million, bringing the total amount authorized and available for repurchases to $722 million.

9)

In December 2004, the Company called for redemption all of its outstanding contingent convertible debentures due November 2021. Under the terms of the debentures, the holders of the debentures had an option to submit their debentures for redemption at par plus accrued and unpaid interest or convert their debentures into shares of the Company’s common stock at a conversion price of $43.75 per share. The outstanding principal of the debentures at December 31, 2004 was classified as a current liability within short-term borrowings and current portion of long-term debt on the Company’s consolidated balance sheet. As of January 18, 2005, the redemption was completed and $0.4 million of principal was redeemed for cash and $249.6 million of principal was converted into approximately 5.7 million shares of the Company’s common stock.

10)	In 2006, the Company expects:

▪	diluted earnings per common share to be between $2.75 and $2.85, including $0.20 per share estimated cost of adopting SFAS 123R,
▪	revenues to grow between 12.5% and 13.5%,
	o	the acquisition of LabOne is expected to contribute 8% revenue growth
	o	NID is expected to reduce revenue growth by approximately 0.5%
▪	operating income as a percentage of revenues to approximate 17%,
▪	cash from operations to approximate $800 million,
▪	capital expenditures to range from $225 million to $245 million,
▪	amortization to approximate $10 million,
▪	interest expense to approximate $100 million, and
▪	the estimated impact of SFAS 123R to:
	o	reduce diluted earnings per common share by approximately $0.20,
	o	reduce operating income as a percentage of revenues by approximately 1%, and
o

require the tax benefits associated with the exercise of stock options be included in cash flows from financing activities. In 2005, tax benefits from the exercise of stock options increased cash from operations by $33.8 million.

These estimates are before any potential charges related to the integration of LabOne and restructuring activities at NID.